Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD OIL PRODUCTION AND REVENUES FOR THE FIRST QUARTER 2014 AND RAISES 2014 OIL PRODUCTION GROWTH TARGET TO 54%

HOUSTON, May 6, 2014 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the first quarter of 2014 and provided an operational update, which included the following highlights:

•	Record Oil Production of 15,022 Bbls/d, 61% above the first quarter of 2013

•	Record Oil Revenue of $130.4 million, representing 83% of total revenue, and 49% above the first quarter of 2013

•	Record Revenue of $157.2 million, 40% above the first quarter of 2013

•	Income from continuing operations of $6.6 million, or $0.14 per diluted share, and Adjusted Net Income (as defined below) of $23.4 million, or $0.51 per diluted share

•	Adjusted EBITDA (as defined below) of $114.3 million, 23% above the first quarter of 2013

•	Confirms 60-acre downspacing in the Niobrara

•	Borrowing base increased to $570 million from $470 million

•	Raising 2014 crude oil production growth target to 54%

Carrizo reported first quarter of 2014 income from continuing operations of $6.6 million, or $0.15 and $0.14 per basic and diluted share, respectively, as compared to income from continuing operations of $2.5 million, or $0.06 per basic and diluted share in the first quarter of 2013. The income from continuing operations for the first quarter of 2014 includes certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the statements of income included below, for the first quarter of 2014 was $23.4 million, or $0.52 and $0.51 per basic and diluted share, respectively, compared to $20.6 million, or $0.52 and $0.51 per basic and diluted share, respectively, in the first quarter of 2013.

For the first quarter of 2014, adjusted earnings before interest, income taxes, depreciation, and depletion and amortization, as described in the statements of income included below (“Adjusted EBITDA”), was $114.3 million, an increase of 23% from the prior year quarter.

Production volumes during the first quarter of 2014 were 2,388 MBoe, or 26,533 Boe/d, roughly flat with the first quarter of 2013. The flat year-over-year production during the quarter was due to the sale of the Company’s remaining oil and gas properties in the Barnett Shale on October 31, 2013. Adjusting for the sale of the Barnett Shale, production increased 48% versus the prior year quarter. Oil production during the quarter averaged 15,022 Bbls/d, while natural gas and NGL production averaged 69,044 Mcfe/d. First quarter of 2014 production exceeded the high end of Company guidance due to strong performance from the Company's Eagle Ford Shale, Utica Shale, and Marcellus Shale assets, which more than offset the impact of weather-related downtime in the Niobrara.

Drilling and completion capital expenditures for the first quarter of 2014 were $170.7 million. Approximately 75% of the first quarter drilling and completion spending was in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $27.3 million. Carrizo is increasing its full-year 2014 drilling and completion capital expenditure guidance by $15.0 million to $665.0-$685.0 million. The additional capital is expected to fund increased drilling and completion activity, as well as increased spending on facilities, in the Eagle Ford Shale. Carrizo is revising its 2014 land and seismic capital expenditure guidance to $90.0 million from $75.0 million as it has been more successful than expected in acquiring additional Eagle Ford Shale and Utica Shale leasehold. Carrizo expects to allocate the majority of the land and seismic capital to acreage acquisitions in the Eagle Ford and Utica shales.

Due primarily to the continued strong performance from the Company's Eagle Ford Shale assets, Carrizo is increasing its 2014 oil production guidance to a range of 17,500-18,200 Bbls/d from 17,000-17,800 Bbls/d. Using the midpoints of these ranges, the Company’s 2014 oil production growth guidance increases to 54% from 50%. For natural gas and NGLs, Carrizo is maintaining its 2014 guidance of 67-75 MMcfe/d. For the second quarter of 2014, Carrizo expects oil production to be 17,100-17,500 Bbls/d and natural gas and NGL production to be 71-77 MMcfe/d. A summary of Carrizo’s production and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “This was another outstanding quarter for Carrizo as we once again delivered crude oil production growth that exceeded our forecast despite continued challenging winter weather. Our operating personnel did an outstanding job maintaining drilling and fracking activities as well as production during abnormally cold weather in Colorado, Pennsylvania, and Ohio.”

"We continue to expand our deep inventory of oily drilling locations through a combination of lease acquisitions and downspacing. Since year-end, we've added approximately 5,500 net acres in the Eagle Ford Shale and 4,200 net acres in the Utica Shale. We've also confirmed downspacing to at least 60 acres in the Niobrara. This more than offsets the locations we plan to drill this year. And we continue to test further downspacing in the Niobrara and Eagle Ford Shale with results expected later this year, which has the potential to materially increase our inventory."

“Thanks to our oily production growth, our financial position continues to improve. At quarter-end, our net-debt-to-adjusted EBITDA ratio remained below 2.0x, and our borrowing base was recently increased by $100 million to $570 million. Our revolver was still undrawn at the end of April, providing us with ample liquidity to fund our development plan."

“We continue to be very pleased with the performance of our initial Utica Shale well in Guernsey County, Ohio, which ranks as one of the best condensate wells in the play. The well flowed to sales on an extended test for 113 days, and produced more than 57 MBbls of condensate, well above what our type curve predicted over the period. We plan to spud our next Utica well later this quarter.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 15 gross (12.3 net) operated wells during the first quarter, and completed 15 gross (12.2 net) wells. Crude oil production from the play rose to more than 12,700 Bbls/d for the quarter, an increase of 14% versus the prior quarter. At the end of the quarter, Carrizo had 29 gross (23.5 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 8,800 Bbls/d. Carrizo is operating three rigs in the Eagle Ford Shale and currently expects to drill approximately 64 gross (51 net) operated wells in the play during 2014, up from 62 gross (47 net) due to improved drilling efficiency.

Carrizo is currently completing its initial 330 ft. downspacing tests in the Eagle Ford Shale, and expects to begin flowback later this month. Carrizo holds a 75% working interest in these wells, which are located in its Irvin Ranch area. If successful, Carrizo believes 330 ft. downspacing could add approximately 230 net locations to its drilling inventory. At current activity levels, this would give the Company an Eagle Ford Shale inventory of more than 17 years.

Carrizo has continued to add bolt-on acres to its position in the Eagle Ford Shale since year-end, with the added acreage located within the volatile oil window in LaSalle County. The Company’s position in the trend now stands at approximately 67,700 net acres. Carrizo continues to actively lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Utica Shale, Carrizo's condensate production during the quarter averaged more than 380 Bbls/d. The Company's first well, the Rector 1H in Guernsey County, Ohio, has recently been shut-in awaiting midstream infrastructure following its long-term stabilized test. The well flowed up casing for 113 days, and produced more than 57 MBbls of condensate on a gross basis, or an average of more than 500 Bbls/d. Prior to being shut-in, the well had recently been flowing at a stabilized rate of approximately 420 Bbls/d of condensate and 1.8 MMcf/d of rich natural gas on a 16/64 in. choke. Carrizo has a 95% working interest in the Rector 1H well.

Carrizo expects to spud its next Utica Shale well, the Brown 1H in northern Guernsey County, later this quarter. Carrizo will be the operator of the Brown 1H, and expects to have a 50% working interest in the well. Carrizo currently expects to drill 9 gross (7 net) operated Utica Shale wells during 2014.

The Company is evaluating midstream solutions for its Utica production, and currently expects to have an agreement in place within the next 1-2 months. This should allow the Company to have midstream infrastructure in place in the fourth quarter.

Carrizo has continued to expand its position in the condensate window of the Utica Shale play since the beginning of the year. The Company's acreage position in the play now stands at approximately 25,700 net acres. The additional bolt-on acreage is located primarily in Guernsey County.

In the Niobrara Formation, Carrizo drilled 7 gross (2.0 net) operated wells during the first quarter, and completed 14 gross (5.5 net) wells. Crude oil production from the Niobrara was approximately 1,900 Bbls/d for the quarter, an increase of 6% versus the prior quarter. Niobrara production during the quarter was once again impacted by adverse weather conditions and other unscheduled downtime, which reduced the Company’s production by more than 450 Bbls/d. Carrizo is operating one rig in the Niobrara and currently expects to drill 32 gross (11 net) operated wells during 2014.

Carrizo has been testing multiple downspacing concepts in the Niobrara. The Company tested 60-acre spacing in the B bench at three separate pilots spread across its acreage position. The pilots have now been online for periods ranging from 60 to 120 days. Based on the analysis of these well results, combined with an analysis of non-operated results, Carrizo has adjusted its development plan to include 60-acre spacing vs. 80-acre spacing previously. This adds approximately 120 net locations to the Company's drilling inventory in the play, bringing it to more than 470 net potential locations. Carrizo continues to participate in further downspacing tests operated by Noble Energy and Whiting Petroleum, which are testing downspacing as tight as 40-acres as well as potential in the A, B and C benches. In addition, Carrizo also has multiple operated 40-acre downspacing tests ongoing. The Company is testing both B-B-B and A-B-A lateral orientations in its 40-acre tests. While Carrizo is not currently including any potential from the A bench in its estimates, it is encouraged by the early results seen in its non-operated wells.

In the Marcellus Shale, Carrizo drilled 3 gross (1.2 net) operated wells during the first quarter, and completed 10 gross (2.7 net) wells. Natural gas production from the Marcellus was 44.5 MMcf/d in the first quarter, up from 39.0 MMcf/d in the prior quarter. The Company’s production from the play continued to be impacted by midstream delays during the quarter, and Carrizo estimates its net productive capacity to be in excess of 70 MMcf/d currently. During the quarter, Carrizo completed its planned 2014 drilling activity, and has released its rig. The Company's remaining activity will be focused on completing its inventory of drilled wells. For the year, Carrizo currently plans to complete 25 gross (7 net) wells.

Recently, some of the midstream constraints that have been impacting the Company's Marcellus Shale production have been lifted, and April production averaged nearly 60 MMcf/d. However, the Company remains concerned over local market pricing in the summer and continues to factor voluntary curtailments into its production guidance.

Carrizo is currently testing downspacing concepts on its northeast Pennsylvania acreage. In Wyoming County, the Company is completing an Upper Marcellus infill test and a Lower Marcellus infill test at its 8-well Plushanski pad; flowback is expected to begin early in the third quarter. Carrizo is the operator of, and expects to hold an average working interest of approximately 23% in these wells. The Company also recently completed an Upper Marcellus infill test at its Bonnice pad in Susquehanna County; flowback is expected to begin later this month. Carrizo is the operator of the well, and holds a working interest of approximately 40%. If successful, Carrizo believes downspacing has the potential to add approximately 50 gross locations to its Marcellus inventory.

Financial Position and Liquidity

As of March 31, 2014, Carrizo had total debt outstanding of $904.4 million and cash and cash equivalents of $62.4 million. Net Debt-to-Adjusted EBITDA (based on the trailing four quarters) remained less than 2.0x for the first quarter.

Effective April 10, 2014, Carrizo's banking syndicate, led by Wells Fargo as administrative agent, agreed to increase the borrowing base under its senior credit facility to $570 million from $470 million, representing an increase of $100 million. This occurred as part of the Company's regularly scheduled borrowing base review. As of April 30, 2014, Carrizo had nothing drawn on its revolver.

Hedging Activity

Carrizo currently has hedges in place for over 70% of estimated crude oil production for the remainder of 2014 (based on the midpoint of guidance). For the balance of the year, the Company has hedged approximately 13,330 Bbls/d of crude oil at a weighted average floor price of $91.38/Bbl (comprised of 9,830 Bbls/d of swaps at an average price of $92.63/Bbl and 3,500 Bbls/d of collars at an average floor price of $87.85/Bbl).

Carrizo also has hedges in place for over 75% of estimated natural gas and NGL production for the remainder of 2014 (based on the midpoint of guidance). For the balance of the year, the Company has swaps on approximately 57,200 MMBtu/d at a weighted average price of $4.19/MMBtu and also has sold a call option on 10,000 MMBtu/d at $5.50/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2014 first quarter financial results on Tuesday, May 6, 2014 at 9:00 AM Central Daylight Time. To participate in the call, please dial (800) 747-0365 (U.S. & Canada) or +1 (212) 231-2929 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, May 13, 2014 at 10:59 AM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21715144 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Investor Relations”, and then clicking on “2014 First Quarter Conference Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, production, effects of transactions, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing and levels of production, downspacing, crude oil production potential and growth, oil and gas prices, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2013 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues
Crude oil	$130,362	$87,482
Natural gas liquids	5,888	2,741
Natural gas	20,962	21,678
Total revenues	157,212	111,901
Net cash from derivative settlements	(6,675)	6,503
Adjusted total revenues	150,537	118,404
Costs and Expenses
Lease operating	12,605	10,195
Production taxes	6,091	4,513
Ad valorem taxes	1,428	1,860
General and administrative	16,100	8,690
Total costs and expenses	36,224	25,258
Adjusted EBITDA, as defined	$114,313	$93,146
Adjusted EBITDA per common share-Basic	$2.54	$2.34
Adjusted EBITDA per common share-Diluted	$2.49	$2.31

Other items of income (expense) included in adjusted net income, as defined
Depreciation, depletion and amortization expense	$(64,594)	$(45,697)
Interest expense, net	(12,425)	(14,976)
Adjusted income before income taxes	37,294	32,473
Adjusted income tax expense	(13,911)	(11,879)
Adjusted net income, as defined	$23,383	$20,594
Adjusted net income per common share-Basic	$0.52	$0.52
Adjusted net income per common share-Diluted	$0.51	$0.51

Other items of income (expense) included in income from continuing operations
Non-cash loss on derivatives, net	$(14,005)	$(21,057)
Stock-based compensation expense, net	(12,161)	(6,483)
The University of Texas at Arlington contribution expense	—	(1,000)
Other income (expense), net	(574)	40
Income From Continuing Operations Before Income Taxes	10,554	3,973
Income tax expense	(3,933)	(1,449)
Income From Continuing Operations	$6,621	$2,524
Income (Loss) From Discontinued Operations, Net of Income Taxes	(645)	23,658
Net Income	$5,976	$26,182

Net Income (Loss) Per Common Share - Basic
Income from continuing operations	$0.15	$0.06
Income (loss) from discontinued operations, net of income taxes	(0.02)	0.60
Net income	$0.13	$0.66

Net Income (Loss) Per Common Share - Diluted
Income from continuing operations	$0.14	$0.06
Income (loss) from discontinued operations, net of income taxes	(0.01)	0.59
Net income	$0.13	$0.65

Weighted Average Common Shares Outstanding
Basic	45,003	39,778
Diluted	45,834	40,333

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$62,420	$157,439
Accounts receivable, net	123,754	111,195
Deferred income taxes	5,722	4,201
Other current assets	5,957	6,926
Total current assets	197,853	279,761
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,530,946	1,408,484
Unproved properties, not being amortized	399,166	377,437
Other property and equipment, net	8,081	8,294
Total property and equipment, net	1,938,193	1,794,215
Debt issuance costs	22,093	22,899
Other assets	10,925	13,885
Total Assets	$2,169,064	$2,110,760

Liabilities and Shareholders' Equity
Accounts payable	$47,049	$57,146
Revenues and royalties payable	87,278	79,136
Accrued capital expenditures	108,483	87,031
Accrued interest	24,787	17,430
Advances for joint operations	7,977	19,967
Liabilities of discontinued operations	9,533	10,936
Derivative liabilities	21,382	9,947
Other current liabilities	56,659	41,242
Total current liabilities	363,148	322,835
Long-term debt	900,425	900,247
Liabilities of discontinued operations	17,060	17,336
Deferred income taxes	22,019	16,856
Asset retirement obligations	7,156	6,576
Other liabilities	6,026	5,306
Total liabilities	1,315,834	1,269,156
Commitments and contingencies
Shareholders' equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 45,480,154 issued and outstanding as of March 31, 2014 and 45,468,675 issued and outstanding as of December 31, 2013	455	455
Additional paid-in capital	885,598	879,948
Accumulated deficit	(32,823)	(38,799)
Total shareholders' equity	853,230	841,604
Total Liabilities and Shareholders' Equity	$2,169,064	$2,110,760

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2014	2013

Net income	$5,976	$26,182
(Income) loss from discontinued operations, net of income taxes	645	(23,658)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization expense	64,594	45,697
Non-cash loss on derivatives, net	14,005	21,057
Stock-based compensation expense, net	12,161	6,483
Deferred income taxes	3,933	1,449
Non-cash interest expense, net	675	1,309
Other, net	1,101	(1,336)
Changes in operating assets and liabilities-
Accounts receivable	(12,471)	2,216
Accounts payable	9,891	29,337
Accrued liabilities	3,627	(16,398)
Other, net	(1,290)	(1,156)
Net cash provided by operating activities from continuing operations	$102,847	$91,182
Changes in working capital attributable to operating activities and other non-recurring items, net	926	(13,999)
Discretionary cash flows from continuing operations	$103,773	$77,183

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

	Three Months Ended March 31,
	2014	2013
Total production volumes -
Crude oil (MBbls)	1,352	838
NGLs (MBbls)	166	101
Natural gas (MMcf)	5,218	8,729
Total Natural gas and NGLs (MMcfe)	6,214	9,335
Total barrels of oil equivalent (MBoe)	2,388	2,394

Daily production volumes by product -
Crude oil (Bbls/d)	15,022	9,311
NGLs (Bbls/d)	1,844	1,122
Natural gas (Mcf/d)	57,978	96,989
Total Natural gas and NGLs (Mcfe/d)	69,044	103,722
Total barrels of oil equivalent (Boe/d)	26,533	26,600

Daily production volumes by region (Boe/d) -
Eagle Ford	16,049	10,312
Niobrara	2,152	950
Barnett	—	8,666
Marcellus	7,422	6,335
Utica and other	910	337
Total barrels of oil equivalent (Boe/d)	26,533	26,600

Average realized prices -
Crude oil ($ per Bbl)	$96.42	$104.39
Crude oil ($ per Bbl) - including impact of derivative settlements	$94.18	$105.21
NGLs ($ per Bbl)	$35.47	$27.14
Natural gas ($ per Mcf)	$4.02	$2.48
Natural gas ($ per Mcf) - including impact of derivative settlements	$3.32	$3.15
Natural gas and NGLs ($ per Mcfe)	$4.32	$2.62

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS
AS OF APRIL 30, 2014
(unaudited)

CRUDE OIL DERIVATIVE CONTRACTS

			Weighted	Weighted	Weighted
			Average	Average	Average
		Volume	Floor Price	Ceiling Price	Sold Put Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q2 2014	Total Volume	14,000
	Swaps	10,500	$92.76
	Collars	3,000	$88.33	$104.26
	Three-way collars	500	$85.00	$107.75	$65.00
Q3 2014	Total Volume	13,000
	Swaps	9,500	$92.56
	Collars	3,000	$88.33	$104.26

	Three-way collars	500	$85.00	$107.75	$65.00
Q4 2014	Total Volume	13,000
	Swaps	9,500	$92.56
	Collars	3,000	$88.33	$104.26
	Three-way collars	500	$85.00	$107.75	$65.00
FY 2015	Total Volume	7,825
	Swaps	6,125	$91.77
	Collars	700	$90.00	$100.65
	Three-way collars	1,000	$85.00	$105.00	$65.00
FY 2016	Total Volume	667
	Three-way collars	667	$85.00	$104.00	$65.00

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted	Weighted
			Average	Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q2 2014	Total Volume	64,290
	Swaps	54,290	$4.16
	Calls	10,000		$5.50
Q3 2014	Total Volume	73,000
	Swaps	63,000	$4.24
	Calls	10,000		$5.50
Q4 2014	Total Volume	64,380
	Swaps	54,380	$4.16
	Calls	10,000		$5.50
FY 2015	Total Volume	30,000
	Swaps	30,000	$4.29

CARRIZO OIL & GAS, INC.
SECOND QUARTER AND FULL YEAR 2014 GUIDANCE SUMMARY

	Second Quarter 2014	Full Year 2014
Daily Production Volumes -
Crude oil (Bbls/d)	17,100 - 17,500	17,500 - 18,200
Natural gas and NGLs (Mcfe/d)	71,000 - 77,000	67,000 - 75,000
Total (Boe/d)	28,933 - 30,333	28,667 - 30,700

Net cash from derivative settlements (in millions)	($10.0 - $10.5)	N/A

Costs and Expenses -
Lease operating ($/Boe)	$5.25 - $5.75	$5.50 - $6.00
Production taxes (% of total revenues)	4.00% - 4.25%	4.00% - 4.25%
Ad valorem taxes (in millions)	$2.5 - $3.0	$10.0 - $11.0
General and administrative (in millions)	$11.5 - $12.0	$51.5 - $53.5
DD&A ($/Boe)	$25.50 - $26.50	$24.50 - $26.50

Drilling and completion capital expenditures (in millions)	N/A	$665.0 - $685.0